Exhibit 99
FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-5400	(314) 854-5400

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Second Quarter 2010 Results

St. Louis, Missouri, July 30, 2010.  First Banks, Inc. (“First Banks” or the “Company”), the holding company of First Bank, today announced a net loss of $64.9 million for the three months ended June 30, 2010 as compared to a net loss of $93.3 million for the three months ended June 30, 2009. For the six months ended June 30, 2010, First Banks recorded a net loss of $92.5 million as compared to a net loss of $182.7 million for the six months ended June 30, 2009. The net loss for the three and six months ended June 30, 2010 includes a provision for loan losses of $83.0 million and $125.0 million, respectively, as compared to $112.0 million and $220.0 million for the three and six months ended June 30, 2009, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, “We are encouraged with the continued improvement in our financial results as compared to the prior year. While we continue to experience losses primarily due to asset quality related issues in our construction and commercial real estate loan portfolios, we were able to increase First Bank’s regulatory capital ratios, improve our overall liquidity position and significantly decrease the level of our nonaccrual loans during the second quarter of 2010. These accomplishments represent continued achievement of our business planning strategies and will significantly assist us as we emerge out of the current economic downturn.”

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting improvement in each of the regulatory capital ratios, including an increase in First Bank’s Total Capital Ratio to 12.11% at June 30, 2010 from 11.53% at March 31, 2010 and 10.39% at December 31, 2009. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	June 30,	March 31,	June 30,
	2010	2010	2009

First Bank:
Total Capital Ratio	12.11%	11.53%	10.17%
Tier 1 Ratio	10.82	10.25	8.89
Leverage Ratio	7.65	7.08	7.79

First Banks, Inc.:
Total Capital Ratio	9.46	10.52	10.72
Tier 1 Ratio	4.73	5.26	6.73
Leverage Ratio	3.34	3.63	5.89

•
Reduced the level of nonaccrual loans by $166.3 million at June 30, 2010 as compared to March 31, 2010. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	June 30,	March 31,	June 30,
	2010	2010	2009

Provision for loan losses	$83,000	42,000	112,000
Nonaccrual loans	491,596	657,917	468,630
Performing troubled debt restructurings	63,880	55,493	32,465
Other real estate and repossessed assets	188,228	135,942	158,130
Potential problem loans	418,695	349,279	431,724
Net charge-offs	91,031	58,127	81,234

Allowance for loan losses as a percent of loans, net of unearned discount	4.33%	3.97	3.51

•	Maintained cash and cash equivalents at $1.47 billion and unpledged investment securities at $631.3 million at June 30, 2010 resulting in total available liquidity in excess of $2.10 billion.

•
Sold 144 other real estate properties during the quarter ended June 30, 2010 resulting in the receipt of gross proceeds of $26.4 million and the recording of a net gain on the sale of the properties of $2.0 million.

•
Completed the sale of $96.7 million of loans and $492.2 million of deposits in the Company’s Texas region on April 30, 2010, resulting in a pre-tax gain on sale of approximately $5.0 million and a total regulatory capital benefit of approximately $35.0 million.

•
Announced the signing of two agreements providing for the sale of approximately $150.0 million of loans and $375.0 million of deposits associated with the Company’s Peoria, Galesburg, Quincy, Bartonville, Knoxville, Bloomington and Jacksonville, Illinois branches.  The transactions, which are subject to regulatory approvals and certain closing conditions, are expected to be completed during the third quarter of 2010.

Mr. McCarthy continued, “Throughout the current economic downturn, we have been focused on achieving the objectives outlined in our Capital Optimization Plan in an effort to maintain First Bank’s regulatory capital ratios in excess of “well capitalized” levels. As a result of these successful initiatives, we have built First Bank’s total risk-based capital ratio to 12.11% at June 30, 2010 in comparison to 10.17% at June 30, 2009. Over the course of the next several quarters, we plan to maintain a strong focus on certain corporate initiatives while more specifically focusing on underlying objectives for restoring our profitability by exiting problem credit relationships, deploying excess liquidity into higher-yielding loans and investment securities and focusing on becoming a more efficient, smaller company.”

Net Interest Income:

•
The net interest margin was 3.06% for the second quarter of 2010, in comparison to 2.76% for the first quarter of 2010 and 3.16% for the second quarter of 2009. The net interest margin continues to be negatively impacted by a high average balance of short-term investments, which was $1.24 billion, $1.95 billion and $522.9 million for the second quarter of 2010, first quarter of 2010 and second quarter of 2009, respectively. These short-term investments are currently yielding 25 basis points. The high average balance of short-term investments for the first and second quarters of 2010 was necessary to fund the sales of the Company’s Chicago and Texas regions which utilized short-term investments of approximately $832.5 million and $352.9 million, respectively, as well as the Company’s desire to maintain significant on balance sheet liquidity in the current economic downturn.

•	The average yield on loans was 5.16% for the second quarter of 2010, in comparison to 5.12% for the first quarter of 2010 and 5.27% for the second quarter of 2009.

•	The average cost of interest-bearing deposits was 1.14% for the second quarter of 2010, in comparison to 1.26% for the first quarter of 2010 and 1.97% for the second quarter of 2009.

Provision for Loan Losses:

•
The provision for loan losses was $83.0 million for the second quarter of 2010, in comparison to $42.0 million for the first quarter of 2010 and $112.0 million for the second quarter of 2009.  The decrease in the provision for loan losses for the second quarter of 2010 as compared to the second quarter of 2009 was primarily attributable to less severe asset quality migration. The increase in the provision for loan losses for the second quarter of 2010 as compared to the first quarter of 2010 was primarily attributable to higher net charge-offs and potential problem loans.

•	Net loan charge-offs were $91.0 million for the second quarter of 2010, compared to $58.1 million for the first quarter of 2010 and $81.2 million for the second quarter of 2009.

•
Nonaccrual loans decreased $166.3 million during the second quarter of 2010 and $199.5 million during the first six months of 2010 to $491.6 million at June 30, 2010 compared to $657.9 million at March 31, 2010 and $691.1 million at December 31, 2009.

Noninterest Income:

•	Noninterest income was $26.4 million for the second quarter of 2010, in comparison to $27.0 million for the first quarter of 2010 and $27.2 million for the second quarter of 2009.

•
Noninterest income for the second quarter of 2010 includes a gain on sale of the Company’s Texas region of approximately $5.0 million, net of a reduction in goodwill and intangible assets of $20.0 million allocated to the Texas region. Noninterest income for the first quarter of 2010 includes a gain on sale of the Company’s Chicago region of approximately $8.4 million, net of a reduction in goodwill and intangible assets of $26.3 million allocated to the Chicago region.

Noninterest Expense:

•	Noninterest expense decreased to $70.9 million for the second quarter of 2010 compared to $76.8 million for the first quarter of 2010 and $83.5 million for the second quarter of 2009.

•
Noninterest expense includes expenses on other real estate properties of $9.6 million, $7.9 million and $3.0 million for the second quarter of 2010, first quarter of 2010 and second quarter of 2009, respectively. Noninterest expense includes FDIC insurance assessments of $6.5 million, $6.1 million and $10.0 million for the second quarter of 2010, first quarter of 2010 and second quarter of 2009, respectively.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $1.47 billion at June 30, 2010 and March 31, 2010, in comparison to $2.53 billion at December 31, 2009. During the second quarter of 2010, the Company funded the sale of its Texas region, resulting in a decrease in cash of approximately $352.9 million, and increased its investment securities portfolio by $106.6 million. These cash outflows were offset by substantial loan payoffs and sales of other real estate during the second quarter of 2010 thereby resulting in cash and cash equivalents remaining at the same level as March 31, 2010.

Investment Securities:

•
Investment securities increased to $995.5 million at June 30, 2010 from $888.9 million at March 31, 2010 and $541.6 million at December 31, 2009. The Company is utilizing a portion of its higher level of cash and cash equivalents to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of unearned discount, decreased to $5.58 billion at June 30, 2010 from $6.30 billion at March 31, 2010 and $7.04 billion at December 31, 2009.  The reduction in loan balances for the second quarter of 2010 reflects the sale of approximately $96.7 million of loans in the Company’s Texas region, customer repayments, transfers to other real estate and loan charge-offs.

•	One-to-four family construction loans decreased to $462.3 million at June 30, 2010 from $645.5 million at March 31, 2010 and $729.8 million at December 31, 2009.

Deposits and Other Borrowings:

•
Deposits were $7.01 billion at June 30, 2010, in comparison to $7.52 billion at March 31, 2010 and $8.81 billion at December 31, 2009. The decrease in deposits of $513.5 million during the second quarter of 2010 was almost solely attributable to the sale of approximately $492.2 million of deposits in the Company’s Texas region.

•
Other borrowings were $577.8 million at June 30, 2010, in comparison to $570.8 million at March 31, 2010 and $777.0 million at December 31, 2009. The decrease during the first six months of 2010 primarily resulted from the payoff of $200.0 million of Federal Home Loan Bank advances during the first quarter of 2010.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Interest income	$85,133	91,831	117,262	176,964	236,801
Interest expense	22,641	27,897	42,090	50,538	90,193
Net interest income	62,492	63,934	75,172	126,426	146,608
Provision for loan losses	83,000	42,000	112,000	125,000	220,000
Net interest (loss) income after provision for loan losses	(20,508)	21,934	(36,828)	1,426	(73,392)
Noninterest income	26,445	26,983	27,162	53,428	52,662
Noninterest expense	70,864	76,818	83,514	147,682	164,364
Loss before provision for income taxes	(64,927)	(27,901)	(93,180)	(92,828)	(185,094)
Provision for income taxes	48	105	2,972	153	2,458
Net loss	(64,975)	(28,006)	(96,152)	(92,981)	(187,552)
Less: net loss attributable to noncontrolling interest in subsidiaries	(27)	(437)	(2,833)	(464)	(4,827)
Net loss attributable to First Banks, Inc.	$(64,948)	(27,569)	(93,319)	(92,517)	(182,725)

Basic and diluted loss per common share	$(2,958.79)	(1,376.26)	(4,154.41)	(4,335.04)	(8,145.81)

SELECTED FINANCIAL DATA

	June 30,	December 31,	June 30,
	2010	2009	2009

Total assets	$8,475,695	10,581,996	10,395,665
Cash and cash equivalents	1,466,807	2,525,312	873,479
Investment securities	995,487	541,557	640,456
Loans, net of unearned discount	5,584,687	7,038,920	8,197,048
Allowance for loan losses	241,969	266,448	287,317
Goodwill and other intangible assets	142,454	191,674	305,073
Deposits	7,005,183	8,805,522	8,709,345
Other borrowings	577,831	777,041	439,758
Subordinated debentures	353,943	353,905	353,866
Stockholders’ equity	434,056	522,380	794,702
Nonperforming assets	679,824	818,015	626,760

SELECTED FINANCIAL RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Net interest margin	3.06%	2.76%	3.16%	2.90%	3.08%
Yield on loans	5.16	5.12	5.27	5.14	5.29
Cost of interest-bearing deposits	1.14	1.26	1.97	1.20	2.11
Loan-to-deposit ratio	79.72	83.75	94.12	79.72	94.12

About First Banks
First Banks had assets of $8.48 billion at June 30, 2010 and currently operates 165 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions.  Visit First Banks on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in First Banks’ Annual Report on Form 10-K as of and for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in First Banks’ Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2010 upon filing with the SEC in August 2010.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks’ plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks’ management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks’ results to differ materially from those described in the forward-looking statements may be found in First Banks’ Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.